Exhibit 99.2

Alexion Pharmaceuticals Prices Common Stock Offering

CHESHIRE, Conn., July 20 /PRNewswire-FirstCall/ — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that it has priced an offering of 5,000,000 shares of its common stock at a price to the public of $15.50, before deducting underwriting discounts and commissions. The shares were offered pursuant to Alexion’s effective shelf registration statement. Alexion has also granted the underwriters a 30 day option to purchase an additional 500,000 shares of common stock to cover overallotments, if any. All of the shares are being offered by Alexion. Alexion anticipates using the net proceeds from this offering for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Morgan Stanley acted as sole book-running manager and SG Cowen & Co. acted as a co-manager for the offering. Copies of the prospectus supplement and the accompanying prospectus, when available, may be obtained from Morgan Stanley, attention Prospectus Delivery Department: 1585 Broadway, New York, New York 10036-8200, (212) 761-6775.